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                                                                    EXHIBIT 23.1
                                                                    ------------

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the use of our report dated February 25, 2004, except for Note A, Income Per Share, with respect to the stock dividends distributed June 18, 2004, for which the date is June 18, 2004, on the consolidated financial statements of Dearborn Bancorp, Inc. as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included and incorporated by reference in the Registration Statement on Form S-2 and Prospectus of Dearborn Bancorp, Inc. We also consent to the use of our name as "Experts" in the Prospectus.

                                           /s/ Crowe Chizek and Company LLC



Grand Rapids, Michigan
June 24, 2004